Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRAJECTORY ALPHA ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

1.

The undersigned, being a duly authorized officer of TRAJECTORY ALPHA ACQUISITION CORP. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

2.	The name of the Corporation is Trajectory Alpha Acquisition Corp.

3.

The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 1, 2021, and an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 10, 2021.

4.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

5.

This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

6.	The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

Immediately after the Offering, a portion of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ option to purchase additional units) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as amended (the “Registration Statement”), shall be deposited into a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the amounts withdrawn as described in the Registration Statement (“Permitted Withdrawals”), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of one-hundred percent (100%) of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by March 14, 2024 (or such earlier date as determined by the Board) (the “Completion Window”) or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 14th day of June 2023.

TRAJECTORY ALPHA ACQUISITION CORP.

By:	/s/ Paul Davis
Name:	Paul Davis
Title:	Chief Executive Officer and Director